Oppenheimer Rochester Limited Term California Municipal Fund
NSAR Exhibit – Item 77C

SPECIAL SHAREHOLDER MEETINGS (Unaudited)

On September 27, 2013, following an adjournment from a second shareholder meeting held on June 21, 2013, as adjourned to August 2, 2013, a meeting of Oppenheimer Rochester Limited Term California Municipal Fund was held at which the sub-proposals below (Proposal No. 2 (including all of its sub-proposals)) and an Agreement and Plan of Reorganization to reorganize the Fund into a Delaware statutory trust (Proposal No. 3) were approved as described in the Fund’s Proxy Statement.   The following is a report of the votes cast:

2a:  Proposal to revise the fundamental policy relating to borrowing
For                              Against                                Abstain
81,330,123                                3,163,386                                19,735,800

2b-1:  Proposal to revise the fundamental policy relating to concentration of investments
For                              Against                                Abstain
81,602,811                                2,771,710                                19,854,790

2d:  Proposal to revise the fundamental policy relating to lending
For                              Against                                Abstain
81,462,176                                2,987,410                                19,779,726

2e:  Proposal to remove the additional fundamental policy relating to estate and commodities
For                              Against                                Abstain
81,320,374                                2,993,776                                19,915,160

2f:  Proposal to revise the fundamental policy relating to senior securities
For                              Against                                Abstain
81,618,071                                2,737,769                                19,873,470

2g:  Proposal to remove the additional fundamental policy relating to underwriting
For                              Against                                Abstain
81,264,969                                2,961,019                                20,003,322

2h:  Proposal to revise the fundamental policy relating to tax-free securities
For                              Against                                Abstain
81,218,170                                2,961,474                                20,049,668

Proposal 3:  To approve an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust.

For                              Against                                Abstain
81,117,949                                2,905,801                                20,205,561